EXHIBIT 99.1

FOR IMMEDIATE RELEASE

International Aluminum Corporation - N.Y.S.E.

Ticker Symbol - IAL

International Aluminum Corporation today announced the closure of its Colorado residential door and window subsidiary, International Window – Colorado, Inc., effective the end of this month.  IAL’s president, Dave Treinen, commented “Since its acquisition in late 1998 Window – Colorado has not performed up to our expectations and most recently has been in a tail spin with losses increasing each quarter”.  The Company reported that the projected loss on closure, anticipated to be in the range of $.18 to $.20 per share, excluding the June quarter operating results, will be reflected in the Company’s fourth quarter and fiscal year results to be released later this month.

Mitchell K. Fogelman

Senior Vice President – Finance

August 5, 2003

Contact:

David C. Treinen, President  (323) 264-1670

Mitchell K. Fogelman, Senior Vice President – Finance  (323) 264-1670